Exhibit 99.1

Sensus Healthcare First Quarter 2022 Financial Results Feature Revenue Growth of 237%

Diluted EPS from operations of $0.20 compare with $(0.07) in the year-ago quarter

Affirms expectations for continued growth in the second quarter and full year profitability

Conference call begins at 4:30 p.m. Eastern time today

BOCA RATON, Fla. (May 5, 2022) – Sensus Healthcare, Inc. (Nasdaq: SRTS), a medical device company specializing in highly effective, non-invasive, minimally-invasive and cost-effective treatments for oncological and non-oncological conditions, announces financial results for the three months ended March 31, 2022.

Highlights from the first quarter of 2022 and recent weeks include the following (all comparisons are with the first quarter of 2021, unless otherwise indicated):

●	Revenues were $10.3 million, up 237%

●	Net income was $16.1 million, or $0.97 per diluted share, which included a gain on asset sale of $12.8 million, or $0.77 per diluted share; this compares with a net loss of $(1.1) million, or $(0.07) per share

●	Exited the quarter with $32.8 million in cash and cash equivalents

●	Adjusted EBITDA, a non-GAAP financial measure, was $16.9 million, compared with $(0.8) million

●	Shipped 33 systems, most of which were SRT-100 Vision™ systems, “including” one SRT-100™ system to China and seven Transdermal Infusion Systems.

●	Launched TransDermal Infusion technology replacing needle injections

●	Sold non-core asset for $15.0 million in cash

●	Instituted a $3.0 million share repurchase program

●	Prepared for future growth with key promotions, including Vice President & General Counsel Michael J. Sardano named President & General Counsel

●	Affirms expectations for 2022 second quarter and full year profitability

Management Commentary

“Revenues for the first quarter reflect a sharpened focus on our core dermatology business, and we are pleased with the revenue growth we continue to achieve,” said Joe Sardano, chairman and chief executive officer of Sensus Healthcare. “During the quarter we sold our non-core asset for $15.0 million in cash and recorded a gain on asset sale of $12.8 million. This cash will primarily be used to fund future growth of our dermatology products and services. We launched TransDermal Infusion into the U.S. market which has tremendous potential in eliminating the need for needle injections allowing for more procedure to be less painful for patients. Also, our board of directors has approved a $3.0 million share repurchase program that we intend to deploy thoughtfully and in the best interest of our stockholders.”

Mr. Sardano continued, “We established a fair market value leasing program in January 2021, which continues to be well received and supported the sales growth of SRT-100 Vision systems. This product, with its premium functionality and image-guided ultrasound, now accounts for the vast majority of domestic SRT system sales. The upward revaluation of reimbursement codes by the Centers for Medicare and Medicaid Services has made the return on investment for our systems even more compelling. In addition, with increased sales of Vision systems we are selling significantly more service contracts. Approximately one-half of our customers are now under Extended Warranty Service Agreements, compared with just 25% a few years ago, providing Sensus with a growing base of recurring revenues.

“The resumption of in-person trade shows has been deeply gratifying. These events allow us to reconnect with customers, showcase our products and build high-caliber sales leads. We were delighted to highlight our TransDermal Infusion System™ for non-invasive drug delivery for skin rejuvenation treatments, pre-laser treatments and pre- and post-plastic surgery at the Winter Clinical in Hawaii, and at the American Academy of Dermatology conference in Boston. We are excited about the potential for this system, in particular for the delivery of finasteride, commonly known as Propecia, for hair growth. Dr. Glynis Ablon, a key opinion leading dermatologist with the Ablon Skin Institute and Research Center, and Associate Clinical Professor at UCLA is studying the delivery of finasteride with our TransDermal System. We believe her work will validate the system’s excellent utility for this indication.”

Mr. Sardano concluded, “During the first quarter we hired nine sales representatives, returning our sales organization to pre-pandemic levels. We continue to be confident in our sales and earnings trajectory as supported by a robust organization, excellent products backed by rigorous research, creative methods of financing and a committed management team. Despite current geopolitical events, we continue to be highly optimistic about our prospects.”

First Quarter Financial Results

Revenues for the first quarter of 2022 were $10.3 million, compared with $3.1 million for the first quarter of 2021. The 237% increase was primarily driven by a higher number of units sold, increased service revenue, and the impact of COVID-19 on first quarter of 2021 results.

Cost of sales for the first quarter of 2022 was $3.2 million, compared with $1.5 million for the prior-year quarter. The increase was due to higher sales in the 2022 period.

Gross profit for the first quarter of 2022 was $7.1 million, or 69.1% of revenues, compared with $1.6 million, or 51.6% of revenues, for the first quarter of 2021. The increases were primarily driven by the higher number of units sold in 2022, service revenue on installed units, and the impact of COVID-19 on first quarter 2021 results.

Selling and marketing expense for the first quarter of 2022 was $1.2 million, compared with $1.1 million for the first quarter of 2021. The increase was primarily attributable to higher tradeshow expenses and commissions.

General and administrative expense for the first quarter of 2022 was $1.3 million, compared with $1.0 million for the first quarter of 2021. The increase was primarily due to higher professional fees and compensation expense.

Research and development expense for the first quarter of 2022 was $0.7 million, unchanged from the prior-year first quarter.

Other income was $12.8 million for the first quarter of 2022, which is related to the gain on the sale of assets.

Provision for income taxes was $0.6 million for the first quarter of 2022, compared with no income tax provision for the prior-year first quarter.

Net income for the first quarter of 2022 was $16.1 million, or $0.97 per diluted share, compared with a net loss of $(1.1) million, or $(0.07) per share, for the first quarter of 2021.

Adjusted EBITDA for the first quarter of 2022 was $16.9 million, compared with $(0.8) million for the first quarter of 2021. Adjusted EBITDA, a non-GAAP financial measure, is defined as earnings before interest, taxes, depreciation, amortization and stock-compensation expense. Please see below for a reconciliation between GAAP and non-GAAP financial measures, and the specific reasons these non-GAAP financial measures are provided.

Cash and investments were $32.8 million as of March 31, 2022, compared with $14.5 million as of December 31, 2021. The company had no outstanding borrowings under its revolving line of credit as of March 31, 2022 or December 31, 2021.

Use of Non-GAAP Financial Information

This press release contains supplemental financial information determined by methods other than in accordance with accounting principles generally accepted in the United States (GAAP). Sensus Healthcare management uses Adjusted EBITDA, a non-GAAP financial measure, in its analysis of performance. Adjusted EBITDA should not be considered a substitute for GAAP basis measures, nor should it be viewed as a substitute for operating results determined in accordance with GAAP. Management believes the presentation of Adjusted EBITDA, which excludes the impact of interest, income taxes, depreciation, amortization and stock-compensation expense, provides useful supplemental information that is essential to a proper understanding of the financial results of Sensus Healthcare. Non-GAAP financial measures are not formally defined by GAAP, and other entities may use calculation methods that differ from those used by Sensus Healthcare. As a complement to GAAP financial measures, management believes that Adjusted EBITDA assists investors who follow the practice of some investment analysts who adjust GAAP financial measures to exclude items that may obscure underlying performance and distort comparability. A reconciliation of the GAAP net loss to Adjusted EBITDA is provided in the schedule below.

SENSUS HEALTHCARE, INC.

GAAP TO NON-GAAP RECONCILIATION

(unaudited)

	For the Three Months Ended
	March 31,
(in thousands)	2022	2021

Net income (loss), as reported	$16,062	$(1,115)
Add:
Depreciation and amortization	92	208
Stock compensation expense	57	60
Income Tax	648	-
Interest, net	(1)	-
Adjusted EBITDA, non GAAP	$16,858	$(847)

Conference Call and Webcast

Sensus Healthcare will host an investment community conference call today beginning at 4:30 p.m. Eastern time, during which management will discuss financial results for the first quarter of 2022, provide a business update and answer questions. To access the conference call, please dial 888-390-3967 (U.S. and Canada) or 862-298-0702 (International). Please direct the operator to be connected to the Sensus Healthcare conference call. The call will be webcast live and can be accessed at the following link, which also may be found in the Investor Relations section of the Company’s website at www.sensushealthcare.com.

Following the conclusion of the conference call, a replay will be available by dialing 888-539-4649 (U.S. and Canada Toll Free) or 754-333-7735 (International). At the system prompt, dial the replay code 157081 followed by the # sign. Playback will begin automatically. An archived webcast of the call will also be available in the Investor Relations section of the Company’s website for a period of time.

About Sensus Healthcare

Sensus Healthcare, Inc. is a medical device company specializing in highly effective, non-invasive, minimally invasive and cost-effective treatments for both oncological and non-oncological conditions. Sensus offers its proprietary low-energy X-ray technology known as superficial radiation therapy (SRT), which is the culmination of more than a decade of research and development, to treat non-melanoma skin cancers and keloids with its SRT-100™, SRT-100+™ and SRT-100 Vision™ systems. With its portfolio of innovative medical device products, including aesthetic lasers and its needleless TransDermal Infusion System™, Sensus provides revolutionary treatment options to enhance the quality of life of patients around the world.

For more information, visit www.sensushealthcare.com.

Forward-Looking Statements

This press release includes statements that are, or may be deemed, “forward-looking statements.” In some cases, these statements can be identified by the use of forward-looking terminology such as “believes,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” “approximately,” “potential” or negative or other variations of those terms or comparable terminology, although not all forward-looking statements contain these words.

Forward-looking statements involve risks and uncertainties because they relate to events, developments, and circumstances relating to Sensus, our industry, and/or general economic or other conditions that may or may not occur in the future or may occur on longer or shorter timelines or to a greater or lesser degree than anticipated. Although we believe that we have a reasonable basis for each forward-looking statement contained in this press release, forward-looking statements are not guarantees of future performance, and our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from the forward looking statements contained in this press release, as a result of the following factors, among others: the continuation and severity of the COVID-19 pandemic, including its impact on sales and marketing; our ability to achieve profitability; our ability to obtain and maintain the intellectual property needed to adequately protect our products, and our ability to avoid infringing or otherwise violating the intellectual property rights of third parties; the level and availability of government and/or third party payor reimbursement for clinical procedures using our products, and the willingness of healthcare providers to purchase our products if the level of reimbursement declines; the regulatory requirements applicable to us and our competitors; our ability to efficiently manage our manufacturing processes and costs; the risks arising from our international operations; legislation, regulation, or other governmental action that affects our products, taxes, international trade regulation, or other aspects of our business; concentration of our customers in the U.S. and China, including the concentration of sales to one particular customer in the U.S.; and other risks described from time to time in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

In addition, even if future events, developments, and circumstances are consistent with the forward-looking statements contained in this press release, they may not be predictive of results or developments in future periods. Any forward-looking statements that we make in this press release speak only as of the date of such statement, and we undertake no obligation to update such statements to reflect events or circumstances after the date of this press release, except as may be required by applicable law. You should read carefully our “Introductory Note Regarding Forward-Looking Information” and the factors described in the “Risk Factors” section of our periodic reports filed with the Securities and Exchange Commission to better understand the risks and uncertainties inherent in our business.

Contact:
LHA Investor Relations

Kim Sutton Golodetz

212-838-3777

kgolodetz@lhai.com

(Tables to follow)

SENSUS HEALTHCARE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended
(in thousands, except share and per share data)	March 31,
	2022	2021
	(unaudited)	(unaudited)
Revenues	$10,338	$3,070
Cost of sales	3,189	1,484
Gross profit	7,149	1,586
Operating expenses:
Selling and marketing	1,218	1,068
General and administrative	1,273	972
Research and development	728	661
Total operating expenses	3,219	2,701
Income (loss) from operations	3,930	(1,115)
Other income (expense):
Gain on asset sale	12,779	-
Interest income	1	-
Other income (expense), net	12,780	-
Income (loss) before income tax	16,710	(1,115)
Provision for income tax	648	-
Net income (loss)	16,062	(1,115)
Net income (loss) per share – basic	$0.97	$(0.07)
– diluted	$0.97	$(0.07)
Weighted average number of shares used in computing net income (loss) per share – basic	16,497,801	16,461,311
– diluted	16,641,654	16,461,311

SENSUS HEALTHCARE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	As of March 31,	As of December 31,
(in thousands, except shares and per share data)	2022	2021
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$32,830	$14,519
Accounts receivable, net	10,540	12,130
Inventories	2,326	1,759
Prepaid and other current assets	2,766	2,837
Total current assets	48,462	31,245
Property and equipment, net	426	605
Intangibles, net	122	146
Deposits	37	75
Deferred tax asset	3,744	-
Operating lease right-of-use assets, net	1,138	169
Total assets	$53,929	$32,240
Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued expenses	$4,349	$4,058
Income tax payable	4,393	-
Deferred revenue, current portion	939	1,172
Operating lease liabilities, current portion	185	174
Product warranties	328	508
Loan payable	-	51
Total current Liabilities	10,194	5,963
Operating lease liabilities, net of current portion	973	-
Deferred revenue, net of current portion	236	262
Total liabilities	11,403	6,225
Commitments and contingencies
Stockholders’ equity
Preferred stock, 5,000,000 shares authorized and none issued and outstanding	-	-
Common stock, $0.01 par value – 50,000,000 authorized; 16,756,811 issued and 16,677,548 outstanding at March 31, 2022; 16,694,311 and 16,617,274 issued and outstanding at December 31, 2021	168	167
Additional paid-in capital	44,586	44,115
Treasury stock, 79,263 and 77,037 shares at cost, at March 31, 2022 and December 31, 2021, respectively	(348)	(325)
Accumulated deficit	(1,880)	(17,942)
Total stockholders’ equity	42,526	26,015
Total liabilities and stockholders’ equity	$53,929	$32,240

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